Exhibit 10.59

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this 10 day of September, 2009 by and between Global Energy Inc., a company incorporated under the laws of the State of Nevada, U.S.A., with an address at Aviv Tower, 38 floor, 7 Jabotinski St. POBox 14, Ramat Gan 52520 , Israel (the "Company") and  Yuval Ganot, an individual residing at , tel aviv  Israel (the "Executive").

WHEREAS:

A.                 The Company has agreed to engage the Executive to serve in the role of Vice President of Business Development & Strategy of the Company; and

B.                 The Executive and the Company wish to formally record the terms and conditions upon which the Executive will be employed by the Company, and each of the Company and the Executive have agreed to the terms and conditions set forth in this Agreement, as evidenced by their execution hereof.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.	ENGAGEMENT

1.1.	Engagement of Executive. Subject to earlier termination of the Agreement as hereinafter provided, the Company hereby agrees to employ the Executive in accordance with the terms and provisions hereof.

1.2.	Term. The term of employment under this Agreement shall commence on November 1, 2009 (the "Effective Date") and shall continue until terminated by either party as provided herein (the "Term").

1.3.
Exclusive Service. The Executive agrees to faithfully, honestly and diligently serve the Company and to devote Executive's time, attention and best efforts to further the business and interests of the Company during the period of this Agreement, The Executive agrees and undertakes to inform the Chief Executive Officer of the Company (the "CEO") immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Executive and the Company. For the avoidance of doubt, nothing in this Section 1.3 shall degrade from the Executive's obligation to continue observing all of his undertakings under this Agreement in their entirety, including, without limitation, his obligations of confidentiality and non-disclosure.

1.4.	Duties. The Executive's services hereunder shall be provided on the basis of the following terms and conditions:

1.4.1.
Reporting directly to the CEO, the Executive shall serve as the Vice President Business Development & Strategy of the Company The Executive shall use its best efforts to keep the Company informed of all corporate business opportunities which shall come to its attention and appear beneficial to the Company’.

1.4.2.
The Executive shall faithfully, honestly and diligently serve the Company and cooperate with the Company and utilize his professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Company, acting reasonably, and the Executive shall provide any other services not specifically mentioned herein, but which by reason of the Executive's capability the Executive knows or ought to know to be necessary to ensure that the best interests of the Company are maintained;

1.4.3.
the Executive shall assume, obey, implement and execute such duties, directions, responsibilities, procedures, policies and lawful orders as may be determined or given from time to time by the CEO; and

1.4.4.	The Executive shall report the results of his duties hereunder to the CEO on a regular basis.

2.	COMPENSATION

2.1.
Salary. For services rendered by the Executive during the Term, the Executive shall be paid a monthly salary, payable within 9 days after the end of each month, at a gross monthly rate of 85% of the CEO's salary (the "Salary"), as follows:

2.1.1.
The Salary shall be paid in NIS translated pursuant to the official representative rate of exchange of the US$ as published by the Bank of Israel on the payment date. Any deductions required to be made by the Company and submitted to relevant tax or other authorities will be deducted at source.

2.1.2.
The Executive's assignment is included among the positions of management or those requiring a special degree of personal trust, and the Company is not able to supervise the number of working hours of the Executive; therefore the provisions of the Israeli Hours of Work and Rest Law - 1951, will not apply to the Executive and he will not be entitled to any additional remuneration whatsoever for his work with the exception of that specifically set out in this Agreement.

2.2.	Expenses.

2.3.
The Executive will be reimbursed by the Company for all business expenses incurred by the Executive in connection with his duties, within previously approved budgets, upon submission of a monthly statement of documented expenses. This includes, without limitation, full use of cellular phone, use of one dedicated telephone/data line at home, payments of expenses incurred when traveling abroad, per diem payments for travel abroad according to the rules set forth by the Israeli Tax Authorities and others. The Executive shall bear any tax payments resulting from the aforesaid, to the extent applicable. The Executive will also be reimbursed for the leasing, fuel, insurance and maintenance costs of a company car of class 4. Vacation; Recreation Pay.  Executive shall be entitled to 28  vacation days in each calendar year. The Executive may accumulate up to 30 vacation days (“Maximum Amount”). Any accumulation of vacation days in excess of the Maximum Amount will be wiped away. . In addition, Executive shall be entitled to sick leave and Recreation Pay according to applicable law.

2.4.
Deductions.  The Executive acknowledges that all payments by the Company in respect of the services provided by the Executive shall be net of all amounts which the Company as employer is required to deduct or withhold from the Salary or other payments to an executive in accordance with statutory requirements (including, without limitation, income tax, employee contributions and unemployment insurance contributions).

3.	SOCIAL INSURANCE AND BENEFITS

3.1.
Managers Insurance. The Company shall insure Executive under an accepted "Manager's Insurance Scheme" (the "Managers Insurance") as follows: (i) the Company shall pay an amount equal to 5% of Executive's Salary towards savings (“tagmulilm”) and 2.5% of Executive's Salary for disability insurance and shall deduct 5% from Executive's Salary and pay such amount towards savings under the Managers Insurance; and (ii) the Company shall pay an amount equal to 8 1/3% of Executive's Salary towards a fund for severance compensation which shall be payable to Executive upon severance, subject to provisions of Section 3.3 herein. The aforementioned allocations shall be in lieu of severance pay according to the Israeli Severance Pay Law - 1963.

3.2.
Effect of Termination. Upon termination of this Agreement by either party, other than in circumstances constituting Cause (as defined below), the Company shall assign and transfer to the Executive, after Executive has met all of Executive's obligations hereunder in connection with such termination of employment, the ownership in the aforesaid Managers Insurance Fund. In the event that this Agreement is terminated in circumstances constituting Cause, the Company, in its absolute discretion, may retain its payments to such funds and release to the Executive only those sums contributed by Executive to such funds.

3.3.
Keren Hishtalmut . The Company and Executive shall open and maintain a Keren Hishtalmut Fund (the “Fund”). The Company shall contribute to the Fund an amount equal to 7.5% of each monthly  Salary payment up to the maximum amount recognized for tax benefits pursuant to the Income Tax Ordinance, and Executive shall contribute to the Fund an amount  equal to 2.5% of each monthly Salary payment up to the maximum amount recognized for tax purposes pursuant to the Income Tax Ordinance. Executive hereby instructs the Company to transfer to the Fund the amount of Executive’s and the Company’s contribution from each monthly Salary payment.

3.4.
Liability Insurance Indemnification. The Company shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at the Company's expense.

3.5.	.

4.	CONFIDENTIALITY

4.1.
Maintenance of Confidential Information.  The Executive acknowledges that in the course of employment hereunder the Executive will, either directly or indirectly, have access to and be entrusted with information (whether oral, written or by inspection) relating to the Company or its associates or customers (the "Confidential Information").  For the purposes of this Agreement, "Confidential Information" includes, without limitation, any and all Developments (as defined herein), trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or uncopyrightable or patentable or unpatentable.  The Executive acknowledges that the Confidential Information constitutes a proprietary right, which the Company is entitled to protect.  Accordingly the Executive covenants and agrees that during the Term and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Executive, the Executive will keep in strict confidence the Confidential Information and shall not, without prior written consent of the Company, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

4.2.
Exceptions.  The general prohibition contained in Section 4.1 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that:

(a)   is available to the public generally in the form disclosed;

(b)   becomes part of the public domain through no fault of the Executive;

(c)   is already in the lawful possession of the Executive at the time of receipt of the Confidential Information, as can be proven by written documentation; or

(d)   is compelled by applicable law to be disclosed, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

4.3.
Developments.  Any information, technology, technical data or any other thing or documentation whatsoever which the Executive, either by himself or in conjunction with any third party, has conceived, made, developed, acquired or acquired knowledge of during the Executive's employment with the Company or which the Executive, either by himself or in conjunction with any third party, shall conceive, make, develop, acquire or acquire knowledge of (collectively the "Developments") during the Term or at any time thereafter during which the Executive is employed by the Company shall automatically form part of the Confidential Information, and shall become and remain the sole and exclusive property of the Company. Accordingly, the Executive does hereby irrevocably, exclusively and absolutely assign, transfer and convey to the Company in perpetuity all worldwide right, title and interest in and to any and all Developments and other rights of whatsoever nature and kind in or arising from or pertaining to all such Developments created or produced by the Executive during the course of performing this Agreement, including, without limitation, the right to effect any registration in the world to protect the foregoing rights.  The Company shall have the sole, absolute and unlimited right throughout the world, therefore, to protect the Developments by patent, copyright, industrial design, trademark or otherwise and to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute and sell the Developments, in whole or in part, or combine the Developments with any other matter, or not use the Developments at all, as the Company sees fit.

4.4.
Protection of Developments.  The Executive does hereby agree that, both before and after the termination of this Agreement, the Executive shall perform such further acts and execute and deliver such further instruments, writings, documents and assurances (including, without limitation, specific assignments and other documentation which may be required anywhere in the world to register evidence of ownership of the rights assigned pursuant hereto) as the Company shall reasonably require in order to give full effect to the true intent and purpose of the assignment made under Section 4.3 hereof.

4.5.
Fiduciary Obligation. The Executive declares that the Executive's relationship to the Company is that of fiduciary, and the Executive agrees to act towards the Company and otherwise behave as a fiduciary of the Company.

4.6.
Remedies.  The parties to this Agreement recognize that any violation or threatened violation by the Executive of any of the provisions contained in this Article 4 may result in immediate and irreparable damage to the Company and that the Company could not adequately be compensated for such damage by monetary award alone.  Accordingly, the Executive agrees that in the event of any such violation or threatened violation, the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled as a matter of right to apply to such relief by way of restraining order, temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper.

4.7.
Reasonable Restrictions.  The Executive agrees that all restrictions in this Article 4 are reasonable and valid, and all defenses to the strict enforcement thereof by the Company are hereby waived by the Executive.

5.	NON-COMPETITION

5.1.
Non Competition. Executive agrees and undertakes that he will not, so long as he is employed by the Company and for a period of 12 months following termination of his employment for whatever reason, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that competes with the Company's business, including any business which, when this Agreement terminates, the Company contemplates in good faith to be materially engaged in within six (6) months thereafter, provided that the Company has taken demonstrable actions to promote such engagement or that the Company's Board of Directors has adopted a resolution authorizing such actions prior to the date of termination; provided, however, that Executive may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such company, so long as he has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

5.2.
No Solicitation. Executive agrees and undertakes that during the period of his employment and for a period of 12 months following termination, he will not, directly or indirectly, including personally or in any business in which he is an officer, director or shareholder, for any purpose or in any place, employ any person  (as an employee or consultant) employed by the Company at such time or during the preceding twelve months, unless such person has been terminated by the Company, provided however, that such person who is terminated by the Company may be employed by Executive as described above only after the expiration of twelve months after the effective date of such termination.

6.	TERMINATION

6.1.	The Executive’s employment may be terminated by either party, at any time and for any reason, pursuant to the delivery of a 60 days prior written notice by the terminating party (the “Notice Period”).

6.2.
During the Notice Period the Executive shall continue to perform his duties until the conclusion of the Notice Period, and cooperate with the Company in assisting the integration of the person who will assume the Executive's responsibilities. Notwithstanding the aforementioned, the Company shall have the right not to take advantage of the full Notice Period and may terminate the Executive's employment at any time during the Notice Period. In the event of such termination, the Company shall pay the Executive his Salary for the remainder of the Notice Period.

6.3.
It is hereby expressly stated that the Company reserves the right to terminate the Executive’s employment at any time during the Notice Period, regardless of whether notice of termination of employment was delivered by the Company or whether such notice was delivered by the Executive. In the latter case such termination shall not constitute a dismissal of the Executive by the Company.

6.4.
Without derogating from the Company’s rights under this Agreement and according to law, and notwithstanding the foregoing, the Company may terminate the Executive's employment immediately without the delivery of a prior written notice and/or payment for Notice Period, in the event of a Justifiable Cause (as defined below and subject to any applicable law) and the employment relationship shall be deemed effectively terminated as of the time of delivery of such notice.

6.5.
The term "Justifiable Cause" shall mean (a) a serious breach of trust, including but not limited to, theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company, its business, and its subsidiaries, affiliates or associated entities; (b) any willful failure to perform or failure to perform competently any of the Executive's fundamental functions or duties hereunder, which was not cured within thirty 30 days after receipt by the Executive of written notice thereof; (c) conviction of the Executive in a crime or felony involving moral turpitude; (d) any material breach of the Executive's Employment Agreement by the Executive; (e) the Executive's serious intentional misconduct which adversely affects the Company; or (f) other cause justifying termination or dismissal without severance payment under applicable law.

6.6.
In the event that the Executive terminates his employment with the Company, for any reason, without the delivery of a written notice in accordance with Section 6.1 above, or completion of the Notice Period, the Company shall be entitled to deduct from any debt which it may owe the Executive an amount equal to the salary that would have been paid to the Executive during the Notice Period, had he worked.

6.7.	The Executive undertakes that immediately upon the termination of his employment with the Company, for any reason, he shall act as follows:

6.7.1.
He shall deliver and/or return to the Company all the documents, diskettes or other magnetic media, letters, notes, reports and other papers in his possession and relating to his employment with the Company and the fulfillment of his duties, as well as any equipment and/or other property belonging to the Company which was placed at his disposal, including any computer equipment, telephone equipment, the Executive ID badge or other equipment;

6.7.2.	He shall delete any information relating to the Company or its business from his personal computer, if any;

6.7.3.
He shall coordinate the termination of his employment with his supervisors, and he shall transfer in an orderly fashion and in accordance with Company procedures and in accordance with the timetable determined by his supervisors, all documents and information and all matters which with he dealt, to whomever the Company instructs, all in a manner satisfactory to the Company.

In case the Executive shall not act as determined under this section 6.7, the Company shall be entitled to deduct from any debts which it owes the Executive any amount of damage which was caused by violation of this section.

6.8.	Effect of Termination. Articles 4 and 5 hereto and hereto shall remain in full force and effect after termination of this Agreement, for any reason whatsoever.

7.	MUTUAL REPRESENTATIONS

7.1.
Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and (ii) do not require the consent of any person or entity.

7.2.
The Company represents and warrants to Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound, and (ii) do not require the consent of any person of entity.

7.3.
Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

8.	NOTICES

8.1.
Notices.  All notices required or allowed to be given under this Agreement shall be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

8.1.1.	in the case of the Company, to:

Global Energy Inc.
35 Shaul Hamelech blv'
America Building 5 fl'
Fax: +972 77 2285678

8.1.2.	and in the case of the Executive, to the Executive's last residence address known to the Company.

8.2.	Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

9.	GENERAL

9.1.
Entire Agreement.  As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the employment of the Executive by the Company are null and void.  The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

9.2.
Personal Agreement. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

9.3.	Notice. This Agreement constitutes a “Notice” as defined in the Notice to Employee (Terms of Employment) Law 5762-2002.

9.4.
Further Assurances.  Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

9.5.
Waiver.  No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent.  A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

9.6.	Amendments in Writing. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

9.7.
Assignment. This Agreement may be assigned by the Company to any third party, at its sole discretion. The Executive may not assign or delegate his rights and obligations under this Agreement to any other party without the Company’s prior written approval.

9.8.
Severability.  In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

9.9.	Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

9.10.
Number and Gender.  Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

9.11.
Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the state of Israel applicable therein, and each of the parties hereto expressly agrees to the jurisdiction of the courts of the state of Israel. The sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the applicable Tel-Aviv court.

9.12.	Enurement. This Agreement is intended to bind and enure to the benefit of the Company, its successors and assigns, and the Executive and the personal legal representatives of the Executive.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date and year first above written.

GLOBAL ENERGY INC.

Per:  /s/ Asi Shalgi                                                                                               /s/
             YUVAL GANOT AS INDIVIDUAL
Name:  Asi Shalgi

Title:  CEO

Appendix A

[General permit regarding employers' payments to pension fund and insurance fund instead of severance payment, according to Severance Payment Act, 1998]